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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HMN Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

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5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

1016 Civic Center Drive N.W.
Rochester, Minnesota 55901-6057
(507) 535-1200

March 20, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Rochester Golf & Country Club, located at 3100 W. Country Club Road, Rochester, Minnesota on Tuesday, April 24, 2007 at 10:00 a.m., local time.

The Secretary’s Notice of Annual Meeting and the Proxy Statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please vote your proxy by telephone or through the Internet or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the Annual Meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,

Michael McNeil
President and Chief Executive Officer

VOTING METHODS

The accompanying proxy statement describes important issues affecting HMN Financial, Inc. If you are a stockholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You also may revoke your proxy any time before the annual meeting. Please help us save time and administrative costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.  BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12:00 p.m. (noon) central time on April 23, 2007.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number.

c.	Follow the simple instructions provided.

2.  BY INTERNET

a.	Go to the web site at http://www.eproxy.com/hmnf/, 24 hours a day, seven days a week, until 12:00 p.m. (noon) central time on April 23, 2007.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number and create an electronic ballot.

c.	Follow the simple instructions provided.

3.  BY MAIL (if you vote by telephone or Internet, please do not mail your proxy card)

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Your vote is important. Thank you for voting.

HMN FINANCIAL, INC.

Notice of Annual Meeting of Stockholders
to be held on April 24, 2007

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of HMN Financial, Inc. (the “Company”) will be held at the Rochester Golf & Country Club, located at 3100 W. Country Club Road, Rochester, Minnesota, at 10:00 a.m., local time, on April 24, 2007.

A Proxy Card and a Proxy Statement for the Meeting are enclosed.

The Meeting is for the purpose of considering and acting upon:

1.	the election of three directors of the Company;

2.	the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007; and

such other matters as may properly come before the Meeting, or any adjournments or postponements thereof. As of the date of this Notice, the Board of Directors is not aware of any other business to come before the Meeting.

Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on February 27, 2007 are the stockholders entitled to receive notice of, and to vote at, the Meeting and any adjournments or postponements thereof.

A complete list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, between 9:00 a.m. and 5:00 p.m. central time, at HMN Financial, Inc., 1016 Civic Center Drive NW, Rochester, Minnesota 55901-6057 for a period of ten days prior to the Meeting.

Your proxy is important to ensure a quorum at the Meeting. Even if you own only a few shares, and whether or not you expect to be present at the Meeting, please vote your proxy by telephone or through the Internet, in accordance with the voting instructions set forth on the enclosed proxy card, or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible. You may revoke your proxy at any time prior to its exercise, and returning your proxy or voting your proxy by telephone or through the Internet will not affect your right to vote in person if you attend the Meeting and revoke the proxy.

By Order of the Board of Directors

Cindy K. Hamlin
Secretary

Rochester, Minnesota
March 20, 2007

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of HMN Financial, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Stockholders (the “Meeting”), which will be held at the Rochester Golf & Country Club, located at 3100 W. Country Club Road, Rochester, Minnesota, on April 24, 2007 at 10:00 a.m., local time, and any adjournments or postponements of the Meeting. The accompanying Notice of Annual Meeting and this Proxy Statement are first being mailed to stockholders on or about March 20, 2007.

Certain information provided herein relates to Home Federal Savings Bank (the “Bank”), a wholly owned subsidiary of the Company.

Voting of Proxies

All shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), represented at the Meeting by properly executed proxies, duly delivered to the Secretary of the Company prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions specified on the proxies. If no instructions are indicated, properly executed proxies will be voted “FOR” the nominees for director listed below and “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm. As of the date of this Proxy Statement, the Board does not know of any matters, other than those described in the Notice of Annual Meeting and this Proxy Statement, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have, to the extent permitted by law, the discretion to vote on such matters in accordance with their best judgment.

Required Vote

Provided a quorum is present at the Meeting, (i) directors shall be elected by a plurality of the votes cast at the Meeting, and (ii) a majority of the votes cast shall be the act of the stockholders with respect to all other matters considered at the Meeting. If you do not vote your shares, you will not have a say in the important issues to be presented at the Meeting.

Effect of Abstentions and “Broker Non-Votes”

If stockholders indicate on their proxy that they wish to abstain from voting on a particular proposal, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be considered cast with respect to the proposal for which they abstain from voting and will not be taken into account in determining the outcome of any of those proposals.

If a stockholder does not give a broker holding the stockholder’s shares instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the election of directors and the ratification of KPMG LLP as the Company’s independent registered public accounting firm. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. These rules apply to the Company notwithstanding the fact that shares of the Company’s Common Stock are traded on The NASDAQ Global Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of the “routine” proposals on which they cast. Shares held by a broker on behalf of a stockholder will not be considered cast with respect to any “non-routine” proposals and will not be taken into account in determining the outcome of any of “non-routine” proposals.

Quorum and Adjournment of Meeting

One third of the shares of the Common Stock outstanding and entitled to vote shall constitute a quorum for purposes of the Meeting. If a quorum is not present at the Meeting, the chairman of the Meeting, or the stockholders present, by vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote, may adjourn the Meeting, and at any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the Meeting as originally called.

Revocation of Proxies

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with Cindy K. Hamlin, the Secretary of the Company, at or before the Meeting a written notice of revocation bearing a later date than the date on the proxy or (ii) duly executing a proxy dated a later date than the earlier proxy and relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting.

Record Date and Number of Shares Entitled to Vote

The Common Stock is the only authorized and outstanding voting security of the Company. Stockholders of record as of the close of business on February 27, 2007 will be entitled to one vote for each share of Common Stock then held. As of February 27, 2007, the Company had 4,319,395 shares of Common Stock issued and outstanding. The number of issued and outstanding shares excludes 4,809,267 shares held in the treasury of the Company.

Expenses of Soliciting Proxies

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company and the Bank may solicit proxies personally or by telephone without additional compensation.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of February 27, 2007 (except as noted in the footnotes to the table), the beneficial ownership of: (i) each stockholder known by management to beneficially own more than five percent of the outstanding Common Stock, (ii) each of the executive officers listed in the Summary Compensation Table below (the “Named Officers”), (iii) each director, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes to this table, the listed beneficial owner has sole voting power and investment power with respect to the shares of Common Stock.

	Amount and
	Nature of	Percentage of
	Beneficial	Outstanding
Name and Address (if required) of Beneficial Owner	Ownership	Shares

HMN Financial, Inc. Employee Stock Ownership Plan	817,730	18.93%
1016 Civic Center Drive N.W.
Rochester, Minnesota 55901-6057(1)
Jeffrey L. Gendell	394,008	9.12
Tontine Financial Partners, L.P.
Tontine Management, L.L.C.
Tontine Overseas Associates, L.L.C.
55 Railroad Avenue, 3rd Floor
Greenwich, Connecticut 06830(2)
Dimensional Fund Advisors, Inc.	298,834	6.92
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401(3)
Directors and executive officers
Duane D. Benson(4)	18,650	*
Allan R. DeBoer(5)	17,700	*
Jon J. Eberle(6)	16,742	*
Michael J. Fogarty(7)	15,500	*
Timothy R. Geisler(8)	16,560	*
Karen L. Himle(9)	3,200	*
Dwain C. Jorgensen(10)	61,546	1.42
Susan K. Kolling(11)	64,313	1.49
Bradley C. Krehbiel(12)	13,628	*
Malcolm W. McDonald(13)	6,400	*
Michael McNeil(14)	94,172	2.15
Mahlon C. Schneider(15)	15,200	*
All directors and executive officers of the Company as a group (12 persons)(16)	343,611	7.70

*	Less than 1% Owned

(1)	As reported on a Schedule 13G/A dated February 12, 2007 and filed on February 12, 2007. The amount reported represents shares of Common Stock held by the HMN Financial, Inc. Employee Stock Ownership Plan (the “ESOP”). As reported on a Form 5 dated February 12, 2007 and filed February 12, 2007, 294,631 of the 817,730 shares of Common Stock beneficially owned by the ESOP have been allocated to accounts of participants. First Bankers Trust Services, Inc., Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares of Common Stock held by the ESOP. First Bankers Trust expressly disclaims beneficial ownership of such shares. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares of Common Stock allocated to their accounts under the ESOP. Unallocated shares or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares for which instructions have been received from participants.

(2)	As reported on a Form 13F filed with the SEC for the period ended December 31, 2006. Tontine Financial Partners, L.P. (“TFP”) holds shares of Common Stock directly, and Tontine Management, L.L.C. (“TM”) is the general partner to TFP. Tontine Overseas Associates, L.L.C. (“TOA”), is the investment manager to TFP Overseas Fund, Ltd., which holds shares of Common Stock directly. Mr. Gendell serves as the managing member of TM and TOA.

(3)	As reported on a Schedule 13G/A dated February 1, 2007. Dimensional Fund Advisors, Inc. is an investment adviser. The amount reported represents shares of Common Stock held in various advisory accounts. No such account has an interest relating to more than 5% of the outstanding shares of Common Stock. Dimensional Fund Advisors, Inc. exercises sole voting and dispositive power with respect to all the shares.

(4)	Includes 7,626 shares of Common Stock held directly, 4,250 shares of Common Stock held by Mr. Benson’s spouse and 6,774 shares of Common Stock covered by options that are currently exercisable or exercisable within 60 days of February 27, 2007.

(5)	Includes 2,700 shares of Common Stock held directly and 15,000 shares of Common Stock covered by options that are currently exercisable or exercisable within 60 days of February 27, 2007.

(6)	Includes 3,852 shares of Common Stock held directly, 1,155 shares of Common Stock held under the Bank’s 401(k) Plan, 8,095 shares of Common Stock allocated to Mr. Eberle’s account under the Company’s Employee Stock Ownership Plan and 3,640 shares of Common Stock covered by options that are currently exercisable or exercisable within 60 days of February 27, 2007.

(7)	Includes 500 shares of Common Stock held in a fiduciary capacity and 15,000 shares of Common Stock covered by options that are currently exercisable or exercisable within 60 days of February 27, 2007.

(8)	Includes 320 shares of Common Stock held jointly with his spouse, 1,115 shares of Common Stock held by Mr. Geisler’s IRA account, 125 shares of Common Stock held in Mr. Geisler’s spouse’s IRA account and 15,000 shares of Common Stock covered by options that are currently exercisable or exercisable within 60 days of February 27, 2007.

(9)	Includes 200 shares of Common Stock held directly and 3,000 shares of Common Stock covered by options that are currently exercisable or exercisable within 60 days of February 27, 2007.

(10)	Includes 36,729 shares of Common Stock held directly, 1,878 shares of Common Stock held by the IRA account of Mr. Jorgensen’s spouse, 4,315 shares of Common Stock under the Bank’s 401(k) Plan, 15,044 shares of Common Stock allocated to Mr. Jorgensen’s account under the Company’s Employee Stock Ownership Plan and 3,580 shares of Common Stock covered by options that are currently exercisable or exercisable within 60 days of February 27, 2007.

(11)	Includes 41,535 shares of Common Stock held directly, 12,705 shares of Common Stock allocated to Ms. Kolling’s account under the Company’s Employee Stock Ownership Plan, 6,293 shares of Common Stock held under the Bank’s 401(k) Plan and 3,780 shares of Common Stock covered by options that are currently exercisable or exercisable within 60 days of February 27, 2007.

(12)	Includes 4,099 shares of Common Stock held directly, 4,989 shares of Common Stock allocated to Mr. Krehbiel’s account under the Company’s Employee Stock Ownership Plan and 4,540 shares of Common Stock covered by options that are currently exercisable or exercisable within 60 days of February 27, 2007.

(13)	Includes 400 shares of Common Stock held directly and 6,000 shares of Common Stock covered by options that are currently exercisable or exercisable within 60 days of February 27, 2007.

(14)	Includes 14,821 shares of Common Stock held directly, 9,371 shares of Common Stock held by Mr. McNeil’s IRA account, 8,372 shares of Common Stock allocated to Mr. McNeil’s account under the Company’s Employee Stock Ownership Plan, 7,858 shares held under the Bank’s 401(k) Plan and 53,750 shares of Common Stock covered by options that are currently exercisable or exercisable within 60 days of February 27, 2007.

(15)	Includes 200 shares of Common Stock held directly and 15,000 shares of Common Stock covered by options that are currently exercisable or exercisable within 60 days of February 27, 2007.

(16)	Includes shares of Common Stock held directly, as well as shares of Common Stock held jointly with family members (if such shares are deemed to be beneficially owned by the director or officer), shares of Common Stock held in retirement accounts, shares of Common Stock held by such individuals in their accounts under the Bank’s 401(k) Plan, shares of Common Stock allocated to the ESOP accounts of the group members, shares of Common Stock held in a fiduciary capacity or by certain family members and shares covered by options that are currently exercisable or exercisable within 60 days of February 27, 2007, with respect to which shares the persons included may be deemed to have sole or shared voting and/or investment power.

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides that the Board shall fix the number of directors from time to time. On January 28, 2004, the Board adopted a resolution stating that the Board shall consist of up to nine members. The Board is divided into three classes. The term of three members of the Board will expire at the conclusion of the Meeting. The Board has nominated Messrs. Fogarty and McDonald and Ms. Kolling for election as directors to serve for the terms indicated. They have each been nominated to serve a term to expire at the conclusion of the third succeeding annual meeting of stockholders after their election, with each to hold office until his or her successor shall have been duly elected and qualified.

It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified in the preceding paragraph. If any nominee is unable to serve, the shares of Common Stock represented by all such proxies will be voted for the election of such substitute as the Board may recommend. At this time, the Board knows of no reason why any of the nominees, if elected, might be unable to serve. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.

The business experience of each director is set forth below.

Directors Nominated for Reelection

Term Expiring in 2007

Michael J. Fogarty, age 68.  Mr. Fogarty has been a director of the Company since 2002. For over 20 years, Mr. Fogarty has been an insurance agent with C.O. Brown Agency, Inc., an insurance agency located in Rochester, Minnesota. He currently serves as Chairman of the Board for C.O. Brown Agency, Inc.

Susan K. Kolling, age 55.  Ms. Kolling has been a director of the Company since 2001. Ms. Kolling served as a Vice President of the Bank from 1992 to 1994 and has served as a Senior Vice President of the Bank since 1995. In addition, from 1997 to 2003, Ms. Kolling was an owner of Kolling Family Corp. which is doing business as Valley Home Improvement, a retail lumber yard. Ms. Kolling became a director of Kolling Family Corp. in 2004.

Malcolm W. McDonald, age 70.  Mr. McDonald has been a director of the Company since 2004. From 1977 until his retirement in 2002, he served as a director and Senior Vice President of Space Center, Inc., an industrial real estate firm located in St. Paul, Minnesota. He also served as Vice President of First National Bank of St. Paul from 1960 to 1977. Mr. McDonald is a director of several private companies and a director or trustee of several nonprofit organizations.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

Directors continuing in office after Annual Meeting

Term Expiring in 2008

Timothy R. Geisler, age 55.  Mr. Geisler has been chairman of the Board since 2001, and has been a director of the Company since 1996. He is currently Unit Manager Financial Accounting and Controls, for Mayo Clinic and had previously been corporate tax Unit Manager for Mayo Clinic from 1986 to 2000. Mr. Geisler has been a certified public accountant since 1976 and has had eight years of public accounting experience with a major public accounting firm. Mayo Clinic provides medical care and education in clinical medicine and medical sciences and conducts medical research through hospitals and clinics in Rochester, Minnesota; Jacksonville, Florida; Scottsdale, Arizona and other cities in the United States.

Allan R. DeBoer, age 64.  Mr. DeBoer has been a director of the Company since 1999. From 1988 until his retirement in 2001, Mr. DeBoer was the Chief Executive Officer of RCS of Rochester, Inc., which does business as Rochester Cheese/Valley Cheese, a cheese processing company. Since 2002, Mr. DeBoer has practiced law and served as an independent business consultant.

Karen L. Himle, age 51.  Ms. Himle has been a director of the Company since 2005. She is currently serving as the Vice President of University Relations for the University of Minnesota, a position she began in January 2007. From 2004 to January 2006 she served as the Executive Vice President of Children’s Hospitals and Clinics of Minnesota (“Children’s”), an independent, not-for-profit health care system, and President of Children’s Hospitals and Clinics Foundation, the fundraising arm of Children’s. From 2002 to 2004, Ms. Himle served as an independent consultant. From 1985 to 2002, she held various positions, including Senior Vice President Corporate and Government Affairs, at The St. Paul Companies, Inc., a worldwide provider of commercial property-liability insurance and reinsurance products and services. Ms. Himle serves on various other boards and commissions including the Minneapolis Club, Minnesota Chamber of Commerce, Minnesota Opera, Minnesota Orchestral Association, and the Commission on Judicial Selection.

Term Expiring in 2009

Michael McNeil, age 59.  Mr. McNeil has been a director of the Company since 1999, the President of the Company since 2000 and the Chief Executive Officer of the Company since 2004. Mr. McNeil has been the President and Chief Executive Officer of the Bank since January 1999 and a director of the Bank since 1998. From April 1998 through December 1998, Mr. McNeil was the Senior Vice President Business Development of the Bank. Prior to joining the Bank, Mr. McNeil was the President and a director of Stearns Bank, N.A. in St. Cloud, Minnesota from 1991 until 1998.

Duane D. Benson, age 61.  Mr. Benson has been a director of the Company since 1997. Since 2003, Mr. Benson has served as an independent business consultant and since October 2005, Mr. Benson has also been the executive director of Minnesota Early Learning Foundation, an early childhood care and education foundation. From 1994 to 2003, Mr. Benson was the executive director of the Minnesota Business Partnership, a non-profit public policy foundation comprised of 105 member companies. Mr. Benson’s primary responsibilities included the management of governmental and public affairs for that organization. Mr. Benson served as a member of the Minnesota Legislature for 14 years prior to assuming his duties at the Minnesota Business Partnership.

Mahlon C. Schneider, age 67.  Mr. Schneider has been a director of the Company since 2000. From 1999 until his retirement in 2004, Mr. Schneider was Senior Vice President External Affairs and General Counsel of Hormel Foods Corporation, a multinational manufacturer and marketer of consumer-branded meat and food products. From 1990 to 1999, Mr. Schneider was the Vice President and General Counsel of Hormel Foods Corporation. Since 2003, he has been a director of the Hormel Foundation, a charitable trust.

Directors Emeritus

In 1996, the Board of the Company established a directors emeritus program. Any retiring director who served as a director of the Company or the Bank for 12 or more years could have been invited by the Board to be a director emeritus. Current directors that retire or leave the Board will not be offered the opportunity to participate in the emeritus program, and it will cease to exist after the remaining term of the current director emeritus expires. A director emeritus attends and participates in regular meetings of the Board, but may not vote. Directors emeritus may not serve for more than five years. In consideration for serving as a director emeritus, such individual is paid a fee equal to the fee received by non-employee directors during such individual’s last year of service to the Company or the Bank (excluding any fees paid for serving on any committee of the Board of the Company or the Bank). Roger P. Weise is the only director emeritus and has served in that capacity since 2004.

Board Meetings and Committees

Board and Committee Meetings of the Company.  The Board held eight meetings during the year ended December 31, 2006. No incumbent director attended fewer than 75% of the total number of meetings held by the Board and by all committees of the Board on which the director served during the year. The Board has determined that each of Messrs. Geisler, Benson, DeBoer, Fogarty, McDonald and Schneider and Ms. Himle has no material relationship with the Company other than service as a director (either directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company) and is independent within the meaning of applicable NASDAQ listing standards.

The Board has standing Audit, Compensation, Executive and Governance and Nominating Committees.

Audit Committee.  The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 4350(d)(2) of the NASDAQ Marketplace Rules. The Audit Committee oversees the Company’s financial reporting process by, among other things, reviewing and reassessing the Audit Committee Charter annually, recommending and taking action to oversee the independence of the independent accountants and selecting and appointing the independent registered public accounting firm. The Audit Committee consists of Messrs. Benson, DeBoer, Fogarty, Geisler (Chairman), McDonald and Schneider and Ms. Himle. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable NASDAQ listing standards and regulations of the Securities and Exchange Commission and all members are financially literate as required by the applicable NASDAQ listing standards. In addition, the Board has determined that Mr. Geisler has the financial experience required by the applicable NASDAQ listing standards and is an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which was amended and restated on February 27, 2007 and is available on the Company’s website at www.hmnf.com. This committee met six times during 2006.

Compensation Committee.  The Compensation Committee reviews and reports to the Board on matters concerning compensation plans and the compensation of certain executives as well as administers the Company’s 2001 Omnibus Stock Plan (the “Omnibus Plan”) The current members of the Compensation Committee are Messrs. Benson, DeBoer (Chairman), Fogarty and Ms. Himle. The Board has determined that all members of the Compensation Committee are “independent” as that term is defined in the applicable NASDAQ listing standards. The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, which was adopted by the Board on January 28, 2004 and was amended by the Board on January 24, 2006. The Compensation Committee reviewed the Compensation Committee Charter on February 27, 2007 and recommended no changes to the Board. The Compensation Committee Charter is available on the Company’s website at www.hmnf.com. This committee met five times during 2006.

Governance and Nominating Committee.  The Governance and Nominating Committee selects candidates as nominees for election as directors and advises and makes recommendations to the Board on other matters concerning directorship and corporate governance practices, including succession plans for the Company’s executive officers. The current members of the Governance and Nominating Committee are Messrs. Benson, DeBoer, McDonald and Schneider (Chairman) and Ms. Himle. The Board has determined that all members of the Governance and Nominating Committee are “independent” as that term is defined in the applicable NASDAQ listing standards. The responsibilities of the Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter, which was adopted by the Board on January 28, 2004 and is available on the Company’s website at www.hmnf.com. The Governance and Nominating Committee reviewed the Governance and Nominating Committee Charter on January 23, 2007 and recommended no changes to the Board. This committee met five times during 2006.

Executive Committee.  The Executive Committee of the Company acts on issues arising between regular Board meetings. The Executive Committee possesses the powers of the full Board between meetings of the Board. The Executive Committee is currently comprised of Messrs. Geisler and McNeil and Ms. Kolling. Messrs. Benson, DeBoer, Fogarty and Schneider serve as alternates on this committee. The Executive Committee did not meet during 2006.

DIRECTOR COMPENSATION FOR 2006

All of our directors also serve as directors of our banking subsidiary. During 2006, members of our board of directors were paid the following combined fees for their services to us and our banking subsidiary:

	Description of Fees
			Chairman of	Other
	Chairman	Non-Employee	the Audit	Committee
	of the Board	Directors	Committee	Chairs

Monthly fee	$3,333	$1,250	—	—
Board meeting attendance fee	$1,000	$500	—	—
Audit Committee attendance fee	—	$500	$1,500	—
Other committees of the Board attendance fee	—	$300	—	$900

	Fees Earned	Option
	or Paid in	Awards
Name	Cash ($)(1)	($)(2)(3)	Total ($)

Duane D. Benson	$25,200	—	$25,200
Allan R. DeBoer	$23,300	—	$23,300
Michael J. Fogarty	$30,000	$1,812	$31,812
Timothy R. Geisler	$57,300	—	$57,300
Karen L. Himle	$23,700	$18,058	$41,758
Malcolm W. McDonald	$33,000	$12,363	$45,363
Mahlon C. Schneider	$25,500	—	$25,500

(1)	We allow directors to defer receipt of their fees until January 30 of the calendar year immediately following the date in which they cease to be a member of our board. We pay deferred fees over a yearly period of ten years or less. Deferred fees earn interest at a rate equal to our bank subsidiary’s cost of funds on November 30 of each year in which the fees are deferred. A director who is one of our employees receives no separate compensation for services as a director. At December 31, 2006, Mr. DeBoer had a deferred fee balance of $160,675 and Mr. Schneider had a deferred fee balance of $118,404.

(2)	The amount reported is the compensation expense recognized in our financial statements for 2006 pursuant to SFAS No. 123(R). In accordance with SFAS No. 123(R), we determine the fair value of options awards at the date of grant and recognize the expense of the options for financial reporting purposes over the vesting period. See footnote 15 in the Notes to Consolidated Financial Statements included in our 2006 Annual Report for the assumptions made in determining the fair value of option awards in accordance with SFAS No. 123(R).

(3)	We granted 15,000 options to each director when they became a member of the board. Options outstanding at December 31, 2006 totaled 6,774 for Mr. Benson and 15,000 for each of the other directors. The exercise prices of the outstanding options range from $11.25 to $30.00.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics. This code is available on the Company’s website at www.hmnf.com.

Stockholder Communication with the Board

The Board provides a process for stockholders to send communications to the Board or any of the directors. Stockholders may send written communications to the Board or any of the directors c/o Chief Financial Officer, HMN Financial, Inc., 1016 Civic Center Drive, Rochester, Minnesota 55901-6057. All communications will be compiled by the Chief Financial Officer and submitted to the Board or the individual directors on a periodic basis. Communications directed to the Board in general will be forwarded to the appropriate director(s) to address the matter.

Director Attendance at Annual Meetings

Directors are expected to attend the annual meeting of stockholders. In 2006, nine directors attended the Company’s annual meeting of stockholders.

Procedures Regarding Director Candidates Recommended by Stockholders

The Governance and Nominating Committee will consider director candidates recommended by stockholders of the Company if the recommended director candidate would be eligible to serve as a director under the Company’s By-laws. The Company’s By-laws require that directors have their primary domicile in a county where the Bank has a full service branch. This requirement may be waived by a majority of the Board so long as a majority of the directors currently serving on the Board have their primary residence in a county where the Bank has a full service branch.

In order to be considered by the Governance and Nominating Committee, a stockholder recommendation of a director candidate must set forth all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The Governance and Nominating Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. This consideration will include an assessment of each candidate’s experience, integrity, competence, diversity, skills and dedication in the context of the needs of the Board. Each candidate will be evaluated in the context of the Board as a whole, with the objective of recommending a group of nominees that can best perpetuate the success of the business and represent stockholder interest through the exercise of sound judgment based on a diversity of experience.

Rather than recommending director candidates to the Governance and Nominating Committee, stockholders may directly nominate a person for election to the Board by complying with the procedures set forth in the Company’s By-laws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws. For more information regarding the submission of stockholder nominations of director candidates, please refer to the section entitled “Stockholder Proposals.”

Compensation Committee Interlocks and Insider Participation

During 2006, the Company’s Compensation Committee was comprised of Messrs. Benson, Fogarty and DeBoer (Chairman) and Ms. Himle. None of the members is an executive officer, employee or former employee of the Company, and no interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company.

Approval of Independent Auditor Services and Fees

The Audit Committee pre-approved 100% of the services provided by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has determined that the provision of the non-audit services was compatible with maintaining the independence of the Company’s independent registered public accounting firm.

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis. Pursuant to a policy adopted by the Audit Committee, Mr. Geisler, the Chair of the Audit Committee, is authorized to pre-approve certain limited non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. Mr. Geisler did not pre-approve any non-audit services pursuant to this authority in 2006.

Report of the Audit Committee

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2006 with the Company’s management; (ii) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); (iii) received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) has discussed with the Company’s independent registered public accounting firm their independence. Based on the review and discussions with management and the Company’s independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed with the Securities and Exchange Commission.

The Audit Committee

Duane D. Benson
Allan R. DeBoer
Michael J. Fogarty
Timothy R. Geisler
Karen L. Himle
Malcolm W. McDonald
Mahlon C. Schneider

Independent Auditor Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2006 and 2005, and fees for other services rendered by KPMG LLP relating to such fiscal years.

Description of Fees	2006	2005
Audit Fees(1)	$173,500	$164,500
Audit-Related Fees(2)	9,000	8,500

Total Audit and Audit-Related Fees	182,500	173,000
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$182,500	$173,000

(1)	Audit fees in 2006 and 2005 consisted of the annual audit and quarterly reviews of the Company’s consolidated financial statements, statutory audit, audit of internal controls over financial reporting and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)	Audit-related fees in 2006 and 2005 consisted of employee benefit plan audits.

2006 EXECUTIVE COMPENSATION

We have not paid any compensation to our executive officers since our formation. We do not anticipate paying any compensation to these officers until we become actively involved in the operation or acquisition of businesses other than our banking subsidiary. The following table sets forth the compensation paid or accrued by the our banking subsidiary during the most recent fiscal year for services rendered by our principal executive officer, principal financial officer an our three most highly compensated other executive officers. We sometimes refer to the executive officers named in the following table as the named executive officers.

SUMMARY COMPENSATION TABLE

				Stock	Option	All Other
			Bonus	Awards	Awards	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)

Michael McNeil, President and Chief Executive Officer	2006	310,000	50,150	51,452	5,574	36,641	453,817
Jon J. Eberle Senior Vice President, Chief Financial Officer and Treasurer	2006	130,000	24,525	18,473	2,960	20,893	196,851
Dwain C. Jorgensen, Senior Vice President, Operations	2006	105,825	19,992	16,389	3,298	17,840	163,344
Susan K. Kolling, Senior Vice President, Business Development	2006	110,325	20,836	16,789	2,929	18,838	169,717
Bradley C. Krehbiel Executive Vice President, Business Banking	2006	150,000	20,150	22,415	3,629	28,397	224,591

(1)	We generally pay bonuses for a fiscal year in the first quarter of the following fiscal year.

(2)	The amount reported is the compensation expense recognized in the Company’s financial statements for 2006 pursuant to SFAS No. 123(R). In accordance with SFAS No. 123(R), we determine the fair value of restricted stock awards at the date of grant using the average grant date stock price and recognize the expense for financial reporting purposes over the vesting period. See footnote 15 in the Notes to Consolidated Financial Statements included in our 2006 Annual Report for the assumptions made in determining the fair value of option awards in accordance with SFAS No. 123(R).

(3)	The amount reported is the compensation expense recognized in the Company’s financial statements for 2006 pursuant to SFAS No. 123(R). In accordance with SFAS No, 123(R), we determine the fair value of options awards at the date of grant and recognize the expense of the options for financial reporting purposes over the vesting period. See footnote 15 in the Notes to Consolidated Financial Statements included in our 2006 Annual Report for the assumptions made in determining the fair value of option awards in accordance with SFAS No. 123(R).

(4)	All other compensation consists of the following:

		Value of	Employer	Dividends	Perquisites
	Employer	Common	Paid Life	Received	and Other
	401(k)	Stock	Insurance	on Vested	Personal
	Contribution	Allocated to	Premiums	Restricted	Benefits
	($)	ESOP ($)	($)	Stock ($)	($)(1)	Total ($)

Michael McNeil	5,000	23,745	562	702	6,632	36,641
Jon J. Eberle	2,983	17,492	173	245	0	20,893
Dwain C. Jorgensen	3,269	14,210	121	240	0	17,840
Susan K. Kolling	2,752	14,814	130	250	892	18,838
Bradley C. Krehbiel	2,517	20,178	216	316	5,170	28,397

(1)	Perquisites and other personal benefits include cash payments for country club dues and the use of company cars.

Employment Agreement

We entered into an employment agreement with Mr. McNeil on January 1, 2002. The agreement is designed to assist us in maintaining stable and competent management. The agreement provides for an initial base salary of $200,000 but is subject to a potential annual upward adjustment based on a review of Mr. McNeil’s performance by the compensation committee of our board. Mr. McNeil’s current base salary is $325,000. The agreement had an initial term of three years. On April 30 of each year, the term automatically extends for a period of twelve months in addition to the then-remaining term of employment, unless any party to the agreement gives contrary written notice or under certain other circumstances. The current term of the agreement extends through December 31, 2008. The agreement will terminate upon Mr. McNeil’s death or disability, and Mr. McNeil may terminate the agreement upon notice to us. In addition, the agreement may be suspended or terminated for certain regulatory reasons related to the Federal Deposit Insurance Act. In the event that Mr. McNeil terminates his employment for “good reason” or his employment is terminated by us, other than for cause, or by reason of his disability, he will continue to receive his salary and a reimbursement for the cost of premiums to maintain the same level of health insurance coverage as he was receiving before the date of termination through the remaining term of the agreement. “Good reason” includes an uncured material breach of the employment agreement by us, a relocation of Mr. McNeil or a material reduction in base salary, perquisites or benefits that is not a result of a generally applicable reduction. The agreement also provides, among other things, for participation in an equitable manner in employee benefits applicable to executive personnel.

Change-In-Control Agreements

Mr. McNeil entered into a change-in-control agreement with our banking subsidiary as of March 1, 2004. The original agreement expired on March 31, 2006, but it provides for an automatic extension from year to year thereafter unless either applicable party gives notice of termination. Each of Messrs. Eberle, Krehbiel and Jorgensen and Ms. Kolling entered into a change-in-control agreement with our banking subsidiary as of May 7, 2004. These original agreements expired on August 28, 2006, but they provide for an automatic extension for one year and from year to year thereafter unless either applicable party gives contrary written notice prior to February 28 of each year. The current term of the agreements extends through August 28, 2009. These agreements are designed to assist us in maintaining a stable and competent management team. The agreements provide for a cash payment equal to a percentage of the employee’s average annual base salary over the five years prior to termination in the event that their employment is terminated in connection with a change of control. A change of control has occurred under the agreements if any person other than the executive, us, or one of our benefit plans acquires or becomes beneficial owner of 35% or more of our outstanding stock entitled to vote in a general election of directors; a majority of the members of our board are replaced as a result of an actual or threatened election contest, a reorganization, merger or consolidation of us is consummated that changes our ownership by 35% or more; our stockholders approve a complete liquidation or dissolution of us or disposition of substantially all of our assets. The employee will also be eligible for the cash payment if they voluntarily terminate employment within one year after a change in control has occurred if their duties, responsibilities, base salary, or benefits are reduced or if their principal place of employment is relocated more than 35 miles from its current location. Mr. McNeil is entitled to receive a cash payment equal to 299% of his annual average base salary. Messrs. Eberle, Jorgensen and Krehbiel and Ms. Kolling are entitled to receive a cash payment equal to 200% of their respective annual average base salaries. With respect to Mr. McNeil, the amount is in addition to the payment of his salary for the remainder of the term of his employment pursuant to his employment agreement. These agreements also provide that the employees may participate in the health, disability and life insurance plans and programs that the employees were entitled to immediately prior to such termination for one year after termination. The amounts payable pursuant to these agreements will be reduced by the amount of any severance pay that the employees receive from the Bank, its subsidiaries or its successors. Based on their average salaries over the past five years, if their employment had been terminated as of December 31, 2006 under circumstances giving rise to the salary payment described above, Mr. McNeil would have been entitled to receive a maximum lump-sum cash payment of approximately $750,988, Mr. Eberle would have been entitled to receive approximately $207,059, Mr. Jorgensen would have been entitled to receive approximately $198,945, Mr. Krehbiel would have been entitled to receive approximately $242,493 and Ms. Kolling would have been entitled to receive approximately $202,184. The agreements provide that if the cash payments under the agreements together with any other compensation payments triggered by the change in control would constitute a “parachute payment” under Section 280G of the internal revenue code, the cash payments under the agreements would be reduced to the largest amount as would result in no portion of the payment being subject to an excise tax under the code.

In addition to the change in control agreements, our restricted stock agreements provide that if there is a merger, dissolution, liquidation of us or sale of substantially all of our assets, the restrictions on the restricted shares shall lapse. Based on the closing price of our common stock on December 29, 2006, the last trading day before year end, and the number of shares of stock subject to restrictions held by them, shares with a value of approximately $141,836 held by Mr. McNeil, shares with a value of approximately $55,837 held by Mr. Eberle, shares with a value of approximately $48,487 held by Mr. Jorgensen, shares with a value of approximately $66,880 held by Mr. Krehbiel and shares with a value of approximately $50,557 held by Ms. Kolling, would have been freed from restrictions if the restrictions on such shares would have lapsed on December 31, 2006.

GRANTS OF PLAN-BASED AWARDS IN 2006

		Restricted Stock
		Awards: Number of	Fair Market Value
		Shares of Stock or	of Restricted Stock
Name	Grant Date	Units (#)	Awards ($)

Michael McNeil	1-26-06	2,583	83,958
Jon J. Eberle	1-24-06	1,083	34,201
Dwain C. Jorgensen	1-24-06	882	27,841
Susan K. Kolling	1-24-06	919	29,025
Bradley C. Krehbiel	1-24-06	1,250	39,463

EQUITY AWARDS TABLES

The following tables summarize the outstanding option grants and stock awards at December 31, 2006 of the named executive officers and the value of the restricted stock that vested in 2006.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards				Stock Awards
	Number of				Number of	Market Value
	Securities	Number of			Shares or	of Shares or
	Underlying	Securities			Units of	Units of
	Unexercised	Underlying	Option	Option	Stock That	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
	Exercisable	Unexercisable(1)	Price ($)	Date	Vested (#)(2)	Vested ($)(3)

Michael McNeil	50,000	0	11.50	04/27/2009	4,110	141,836
	0	26,316	16.13	04/15/2012
	2,500	2,500	27.64	02/12/2014
Jon J. Eberle	0	9,853	16.13	04/15/2012	1,618	55,837
	2,427	1,213	27.66	03/02/2014
Dwain C. Jorgensen	0	12,500	16.13	04/15/2012	1,405	48,487
	2,387	1,193	27.66	03/02/2014
Susan K. Kolling	0	9,189	16.13	04/15/2012	1,465	50,557
	2,520	1,260	27.66	03/02/2014
Bradley C. Krehbiel	0	11,842	16.13	04/15/2012	1,938	66,880
	3,027	1,513	27.66	03/02/2014

(1)	Mr. McNeil received a grant of options on February 13, 2004, of which 1,250 vested on February 13, 2007 and the remaining 1,250 outstanding options will vest on February 13, 2008. Mr. McNeil also received a grant of options on April 16, 2002 of which 1,520 options will vest on April 16, 2008, and 6,199 options will vest on the anniversary date in each of 2009, 2010, 2011 and 2012. Mr. Eberle received a grant of options on April 16, 2002 of which 3,654 options will vest on April 16, 2011 and 6,199 options will vest on January 1, 2012. Mr. Jorgensen received a grant of options on April 16, 2002 of which 102 options will vest on April 16, 2010, and 6,199 options will vest on April 16, 2011 and on January 1, 2012. Ms. Susan Kolling received a grant of options on April 16, 2002 of which 2,990 options will vest on April 16, 2011 and 6,199 options will vest on January 1, 2012. Mr. Krehbiel received a grant of options on April 16, 2002 of which 5,643 options will vest on April 16, 2011 and 6,199 options will vest on January 1, 2012.

(2)	Of Mr. McNeil’s unvested stock awards, 763 shares vest on January 25, 2007, 764 shares vest on January 25, 2008 and 861 shares vest on each of January 26, 2007, 2008 and 2009. Of Mr. Eberle’s unvested stock awards, 267 shares vest on January 25, 2007, 268 shares vest on January 25, 2008 and 361 shares vest on each of January 24, 2007, 2008 and 2009. Of Mr. Jorgensen’s unvested stock awards, 261 shares vest on January 25, 2007, 262 shares vest on January 25, 2008 and 294 shares vest on each of January 24, 2007, 2008 and 2009. Of Ms. Kolling’s unvested stock awards, 273 shares vest on January 25, 2007 and 2008, 306 shares vest on January 24, 2007 and 2008 and 307 shares vest on January 24, 2009. Of Mr. Krehbiel’s unvested stock awards, 344 shares vest on January 25, 2007 and 2008, 416 shares vest on January 24, 2007 and 417 shares vest on January 24, 2008 and 2009.

(3)	Represents market value of underlying securities at year end of $34.51 based on the closing price of the common stock on the last trading day of 2006.

2006 RESTRICTED STOCK VESTED

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting (#)	Vesting ($)(1)

Michael McNeil	763	$24,385
Jon J. Eberle	267	$8,533
Dwain C. Jorgensen	261	$8,342
Susan K. Kolling	272	$8,693
Bradley C. Krehbiel	344	$10,994

(1)	Based on market value of $31.96 on January 25, 2006, the date of vesting.

Our employees are included in the Financial Institutions Retirement Fund (FIRF), a multi-employer comprehensive pension plan. This non-contributory defined benefit retirement plan covers all employees who have met minimum service requirements. Employees become 100% vested in the pension plan after five years of eligible service. Our policy is to fund the minimum amounts required by the plan, and in 2006, we made a contribution of $209,629 to the plan. On September 1, 2002, benefits for all of our existing participants under the plan were frozen, and as a result, no additional benefits have been earned and no new employees have been enrolled in the plan after that date. When they retire at age 65, Mr. McNeil will be entitled to annual payments of $5,667, Mr. Eberle will be entitled to annual payments of $4,141, Mr. Jorgensen will be entitled to annual payments of $28,247, Mr. Krehbiel will be entitled to annual payments of $2,567 and Ms. Kolling will be entitled to annual payments of $23,779. The annual benefit amount is calculated based on the employees’ base salary for the five years prior to the plan being frozen.

2006 PENSION BENEFITS

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Michael McNeil	FIRF	3 years, 5 months	$40,340	0
Jon J. Eberle	FIRF	6 years, 11 months	$9,763	0
Dwain C. Jorgensen	FIRF	27 years, 1 month	$190,651	0
Bradley C. Krehbiel	FIRF	3 years, 2 months	$9,238	0
Susan K. Kolling	FIRF	28 years, 9 months	$133,551	0

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The compensation committee of our board of directors establishes and administers the compensation and benefits program for executive officers and directors. The compensation committee has designed our executive compensation program to achieve the following primary goals:

•	to attract and retain a highly qualified and coordinated workforce of executives who have the skills, experience and work ethic required to effectively achieve our goals and objectives; and

•	to align executives’ interests with the creation and maintenance of long-term stockholder value.

The committee seeks to achieve these goals with a compensation program that provides a competitive base salary, short-term cash incentives and intermediate and long-term equity awards. Base salaries generally represent one-half to two-thirds of our executives’ total annual potential compensation (which consists of base salary, cash bonus potential and the grant date value of equity compensation awards granted in a particular year). The committee’s philosophy is that base salaries are a significant retention element of compensation, and that our base salaries should be competitive with those of similar sized financial institutions that have operating results similar to ours. The remainder of our executives’ annual potential compensation is divided between cash incentives and equity awards. Cash incentives are a discretionary element of compensation that the committee uses to reward executives for performance, including contributions to company performance, that is consistent with the creation and maintenance of intermediate and long-term stockholder value. Equity awards are designed to promote the retention of executives and to align their interests with the creation and maintenance of intermediate and long-term stockholder value. The compensation committee seeks to blend the elements of the compensation program so that base salaries provide competitive compensation for short-term retention purposes, incentive elements of compensation (incentive bonuses and the appreciation potential of equity awards) provide sufficient incentives to motivate executives to achieve business objectives that will lead to the creation and maintenance of intermediate and long-term stockholder value and time-based elements of compensation (time-based vesting of equity awards) provide sufficient incentives for long-term executive retention and encourage executives to have a long-term perspective in creating and maintaining stockholder value.

In designing our compensation programs, we consider, as ancillary matters, the accounting treatment in our financial statements and the tax impact on us of various potential elements of compensation. We also consider, as ancillary matters, the tax impact, including the timing of taxation, on our executives of various potential elements of compensation. In the past, we have modified the mix of our compensation elements based on changes in financial accounting treatment (such as changing the nature of equity compensation awards partially in response to changes in accounting for equity compensation) and included compensation elements with favorable tax treatment for our employees (such as employer 401(k) contributions), and we may do so again in the future. However, we do not consider accounting and tax matters as primary factors in managing our compensation program. Our chief financial officer and his staff, together with outside professionals, assist the compensation committee in evaluating the financial accounting and tax treatment of existing and potential elements of our executive compensation program.

The compensation committee consists exclusively of independent non-employee directors. The committee has the authority to retain compensation consultants to assist in the evaluation of executive officer compensation and may delegate any of its responsibilities to subcommittees of independent directors. In 2006, the committee did not engage an independent compensation consultant and did not delegated any of its responsibilities to subcommittees.

The committee directs our chief financial officer and his staff to perform an annual survey of executive compensation at similar sized financial institutions with similar operating results based on public filings to assist it in determining executive compensation. The survey includes base salaries, bonuses, restricted stock awards, option awards, other compensation and total compensation, all as reported in public filings. The committee reviews executive compensation information from financial institutions that are similar to ours as the information helps the committee members assess whether elements of our executive compensation program are competitive and understand the elements, mix of element and range in compensation amounts attributably to various elements of compensation paid by similar financial institutions. In determining the 2006 compensation amounts, the committee considered publicly available compensation data for banks and thrifts with assets between $750,000 and $1.5 billion with return on asset ratios of 1.0%-1.5% and return on equity ratios of 10%-15%. In 2005, the year for which financial results were available when we identified comparable companies, we had assets of $991 million, a return on assets ratio of 1.12% and a return on equity ratio of 12.4%. In an attempt to focus the survey on the midrange of the competitive market and reduce wide variances, we eliminated from the survey the five financial institutions in our initial survey with the highest total compensation amounts to the institution’s chief executive officer and the five financial institutions with the lowest compensation amounts on the same basis. The financial institutions included in the annual survey were Heritage Financial Corporation, Bank of Granite Corporation, Bank of Kentucky Financial Corporation, TIB Financial Corporation, Peapack-Gladstone Financial Corporation, CNB Financial Corporation, Horizon Financial Corporation, First National Lincoln Corporation, Firstbank Corporation, NewMil Bancorp, Inc., Cascade Financial Corporation, Commercial Bankshares, Inc., North Valley Bancorp, Smithtown Bancorp, Inc., Northrim BanCorp, Inc., and Cass Information Systems, Inc. The survey included data from these companies on base salaries, bonuses, restricted stock awards, option grants and other compensation.

The committee establishes the annual compensation program for our chief executive officer after evaluating his performance. The chairman of our compensation committee develops a preliminary compensation package for our chief executive officer prior to the beginning of each calendar year. The chairman reviews the preliminary compensation package with the other committee members before presenting it to our chief executive officer. After incorporating input from the committee, the chairman reviews the proposed compensation package with our chief executive officer, and they typically engage in a dialogue regarding the elements and magnitude of the plan. This dialogue generally takes place over the period of several weeks. Throughout the dialogue, the chairman consults with other members as he deems necessary. Once the chairman has considered the input of the chief executive officer, and made any revisions to the proposed compensation package that he considers appropriate, the chairman presents the proposed compensation package to the full compensation committee for approval. Our chief executive officer proposes annual compensation programs for each of our other executive officers, and the committee evaluates and approves or modifies those compensation programs.

Our annual financial performance against our budget is one of the factors the compensation committee considers when evaluating executive compensation. Our budget generally is historically based and is driven extensively by our interest rate model. Our annual budget is prepared by our chief financial officer and his staff. Versions of the budget are reviewed with, and adjustments are proposed by, our senior management, including our chief executive officer, in an iterative process. Management attempts to develop a budget that is appropriate and attainable. After our senior management approves the annual budget, it is presented to, and approved by, the full board of directors.

In acting on the compensation programs for executive officers, the committee considers many factors, including the results of the annual survey of executive compensation, our overall performance compared to expected results and the contributions of the executive to achieving our strategic goals. Although we do not have formal stock ownership guidelines, the committee does consider the value and vesting timetable of outstanding equity awards held by executive officers in determining the timing and amount of new equity awards. While the committee may from time to time establish specific objectives for the receipt of incentive compensation, our compensation program is essentially a discretionary system in which the committee uses annual compensation survey data and draws upon the business experience, business judgment and general knowledge of its members to evaluate compensation matters collaboratively and subjectively.

Elements of Compensation

Executive compensation includes the following elements:

Base Salary.  The base salary amount is the fixed portion of each executive’s annual compensation and typically represents 50-70% of an executive’s total annual potential compensation. Salary levels are based primarily on the executive’s responsibilities and experience and the market compensation paid by similar sized financial institutions for similar positions, as indicated in the annual compensation survey prepared for the committee. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. While we intend for our overall compensation packages, including the base salary element, to be competitive, our base salaries generally are below the mid-point of the range of base salaries for comparable positions reflected in the annual compensation survey prepared for the committee. Lower base salaries allow us to weight compensation more to discretionary elements of compensation so that we can vary compensation based on performance, including company performance.

Chief Executive Officer Non-Equity Incentive Plan.  The committee has established a non-equity incentive plan as a short-term incentive for our chief executive officer. It is based on the achievement of annual financial and non-financial objectives, which are established by the committee, after consultations with our chief executive officer, at the beginning of each year. The incentives may include progress toward, or achievement of, both individual and company strategic goals and objectives. The allocation of incentives between financial and non-financial objectives may vary from year to year at the discretion of the committee. The 2006 plan focused on our financial performance, as measured by the attainment of budgeted net income. The 2007 plan is evenly divided between attainment of budgeted net income and our strategic objectives. The strategic objectives included in the 2007 plan relate primarily to growth initiatives.

The non-equity incentive plan compensation is paid annually in cash in an amount reviewed and approved by the committee in a single installment in the first quarter of the year after which it is earned. The amount of the payment related to financial objectives is based on our actual financial results compared to the incentive plan objectives. In 2006, our chief executive officer was eligible to receive a bonus of up to $120,000 for attaining budgeted net income and up to an additional $80,000 if our net income goals were exceeded. Our chief executive officer received no payment under the non-equity incentive plan for 2006 based on our financial performance. However, our chief executive officer also is eligible to receive an annual discretionary bonus, which the compensation committee elected to award for 2006. The financial and non-financial goals for 2007 are appropriate and achievable. The achievement of non-financial goals will be determined by the committee after reviewing all of the relevant information. The maximum cash incentive that the chief executive officer may receive for 2007 is $200,000.

Chief Executive Officer Discretionary Annual Bonus.  Our chief executive officer is eligible to receive a discretionary bonus. In evaluating whether to award our chief executive officer a discretionary bonus, and the amount of that bonus, the committee considers payment, if any, under his non-equity incentive plan, trends in our financial performance over multi-year time horizons, the importance of continuity and stability in the chief executive officer position to developing and implementing sound long-term strategic plans, and the chief executive officer’s contributions to non-financial aspects of our business such as enhancing our reputation and maintaining a favorable corporate culture. The bonus amount is paid in cash in an amount reviewed and approved by the committee in a single installment during the first quarter of the year after the bonus is earned.

Non-Chief Executive Officer Discretionary Annual Bonus.  The committee has the authority to award discretionary annual bonuses to our non-chief executive officers. These bonuses are intended to compensate executive officers based on our financial and operating performance, and are determined after considering the individual performance of the executive officers for the prior year.

The bonus amounts are paid in cash in an amount reviewed and approved by the committee in a single installment during the first quarter of the year after the bonus is earned. The amount of the executive officer’s bonus potential is generally based on a percentage of the executive’s base salary. The amount of each executive officer’s bonus potential is communicated to him or her at the beginning of each year, but no firm bonus criteria are established. Also, the committee retains the authority to have bonuses paid in excess of the pre-established percentage of the executive’s base salary, although it did not use that authority in establishing the 2006 bonus amounts. The bonus amounts are fully discretionary, but the committee generally exercises that discretion based on our financial performance relative to budgeted net income, together with an evaluation of the executive’s personal performance. We consider our budgeted net income for 2007 to be appropriate and attainable. The bonuses paid for 2006 ranged from 13% to 19% of the executive officers’ base salaries based on our financial results and the performance of the executives. The Committee has targeted discretionary bonus amounts to be paid for 2007 performance at 25% of the base salary for each of our executive officers other than our chief executive officer. The actual amount of any bonus will be determined following a review of each executive’s individual performance and contribution to achieving our financial and non-financial goals.

Restricted Stock Grants.  The issuance of restricted stock is designed to provide an intermediate-term retention incentive for executives, align executives’ interests with the creation and maintenance of long-term stockholder value and reward executives for managing our performance to increase stockholder value. Restricted stock grants are intermediate-term retention incentives because they generally vest over a three-year period and require continued employment by the executive during the vesting period. Restricted stock provides a stronger retention incentive than stock options, which also vest over time, because executives are assured of realizing value as restricted stock vests over time, although that value will vary based on the trading price of the stock at the time of vesting. With stock options, executives only realize value over time if the price of the stock increases from the option exercise price. The committee’s philosophy is that restricted stock grants also may encourage executives to balance the risks of losses in stockholder value against the potential for gains in stockholder values when evaluating business decisions. If executives receive only stock options as equity incentive awards, they may adopt higher-risk business strategies in an attempt to increase their company’s stock price because the only loss they suffer if the strategies fail and their company’s stock price declines is the loss of the potential for value from the option. When executives hold restricted stock, they share in the loss of value realized if the stock price declines. As a result, the executives may adopt strategies that strike a better balance between the potential for stock price appreciation and the risk that a failed strategy will lead to a stock price decline.

The amount of each executive officer’s annual restricted stock grant is generally based on a specified percentage of each executive’s base salary. The total grant date value of restricted stock grants awarded for 2006 represented approximately 35% of each executive officer’s base salary in order to make equity compensation a meaningful part of the overall compensation plan. The committee generally makes restricted stock grants at a meeting early in the first quarter of each fiscal year, after our year-end financial results have been released.

The committee began using restricted stock grants as an element of fulfilling the equity ownership objective of the overall compensation program in 2004, when the accounting requirements for expensing stock options changed and the difference in the financial statement impact between granting awards of restricted stock and granting option awards was reduced. The committee also determined that the long-term vesting requirements of outstanding stock options adequately fulfilled the long-term incentive portion of the compensation plan and that intermediate-term incentives were needed to complement the other types of compensation issued to executive officers.

Stock Options.  The committee’s philosophy is that part of the financial rewards and incentives for executive officers should come from increases in the value of our common stock. The issuance of stock options is designed to reward executives for favorable long-term performance of our stock. Stock options are a long-term incentive as they generally vest over a three to ten-year period and are exercisable up to ten years from the grant date. Because they are a long-term incentive, stock options encourage the long-term employment of executives which is important to ensure the continuity of our business operations. Beginning in 2004, the committee began issuing restricted stock grants as an equity incentive instead of stock options due, in part, to the relatively long remaining vesting and exercise periods of the then outstanding stock options. No stock options have been issued to executive officers in the past two years. It is anticipated that we will continue to use stock options as a long-term incentive for executives and that the committee in its discretion will grant new stock options as the remaining vesting and exercise periods for outstanding options decreases. The committee historically made stock option grants in the first quarter of the year, after our fiscal results were released, but prior to our first quarter results being known. The committee may make option grants at other times based on individual circumstances, but will not time option grants based on favorable or unfavorable information about our operations or prospects.

Employee Stock Ownership Plan (ESOP).  Our executive officers participate on a nondiscriminatory basis in our ESOP. All of our employees are eligible to participate in the ESOP after they complete one year of service as defined by the plan. The ESOP holds shares that secure a loan for the funds that were used to acquire the ESOP shares. Each year the security interest is released from a fixed number of shares as a fixed amount of the loan is amortized. The shares that are released from the security interest are allocated to eligible participant accounts based on the percentage of the participant’s compensation (subject to limits) to the entire compensation of all plan participants. The value of the ESOP contributions generally represent between 8%-14% of each executive’s base salary amount. The committee considers the value of the ESOP contributions when it establishes annual compensation amounts and when it considers the mix between cash and equity compensation. The committee also considers the value of the ESOP contributions when evaluating the total compensation of our executives relative to the compensation of other executives at similar companies.

Other In-Service Compensation.  Executive officers participate on an equal, nondiscriminatory basis with all other employees in our medical insurance plan, medical reimbursement plan, childcare plan, long-term disability plan and group life insurance plan. We award nominal cash bonuses annually to all employees, including our executives, based upon years of service. We also provide Messrs. McNeil, Krehbiel and Ms. Kolling with use of a company car as their jobs require extensive travel. We provide Mr. McNeil with a country club membership as the committee feels that it is beneficial to us for him to be an active member of the social community in our primary location. The committee considers all of the benefits granted to executives when determining executive compensation amounts and comparing compensation amounts to other executives at similar companies.

Post-Service Compensation.  The committee’s philosophy is that post-service compensation contributes to executive retention. We therefore allow all employees and executives to participate, on a nondiscriminatory basis, in a 401(k) Plan with a 25% match on employee contributions up to 8% of the employee’s salary. Upon retirement from the Company, all employees, including executive officers, are eligible to withdraw their balance from the 401(k) plan and ESOP in accordance with the plans, and to receive any benefit payments to which they are eligible from our defined benefit pension plan. If an executive retires after 15 years of service, we will continue to pay the employer portion of his or her health insurance coverage until he or she reaches the age of 65. The committee considers post-service compensation when determining executive compensation amounts, but our compensation programs are designed primarily on in-service compensation.

We also have entered into change-in-control agreements with our executive officers that may provide post-service compensation to executive officers if their employment is terminated following a change in control of our company. The committee’s philosophy is that change-in-control agreements are appropriate to induce executives to remain with our company in the event of a proposed or anticipated change in control or through a change in control to facilitate an orderly transition to new ownership. The change-in-control agreements also assist us in recruiting and retaining executives by providing executives with appropriate economic security, given the relatively limited number of alternative employers in our industry and geographic area, against loss of employment following a change in control.

COMPENSATION COMMITTEE RECOMMENDATION

The compensation committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of The Compensation Committee

Duane D. Benson
Allan R. DeBoer
Michael J. Fogarty
Karen L. Himle

Certain Transactions

The Bank follows a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. The rate charged on mortgage loans is generally equal to the then-current rate offered to the general public, although certain fees are reduced or waived. The employee rate charged on consumer loans is generally 1% below the then-current rate offered to the general public. At December 31, 2006, the aggregate amount of the Bank’s loans to directors, executive officers, affiliates of directors or executive officers, and employees was approximately $518,276 or .56% of the Company’s stockholders’ equity. All of these loans were current at December 31, 2006. All of the loans to directors and executive officers (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons, except for the employee interest rate, fee reduction or fee waiver and (c) did not involve more than the normal risk of collectibility or other unfavorable features.

Related Person Transaction Approval Policy

In February 2007, our board of directors adopted a written policy for related person transactions, which sets forth our policies and procedures for the review, approval or ratification of transactions subject to the policy with related persons who are subject to the policy. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships that has a financial aspect and in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payment of compensation to a related person for that person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person;”

•	transactions available to all of our employees or all of our stockholders on the same terms;

•	any extension of credit by our banking subsidiary in which a related person has a direct or indirect interest and which complies with the requirements of Regulation O under Title 12 of the Code of Federal Regulations and has been approved by either the board of directors of our banking subsidiary or its loan committee; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.

We consider the following people to be related persons under the policy:

•	all of our officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of any such holder.

The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the related party transaction. The committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related party transaction may be conditioned upon our company and the related person taking any actions that the committees deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•	if the transaction is pending or ongoing, it will be submitted to the audit committee promptly and the committee will consider the transaction in light of the standards of approval listed in the policy. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•	if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether rescission of the transaction is appropriate and feasible.

PROPOSAL II — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board has appointed KPMG LLP, independent accountants, to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to ratification by the stockholders. KPMG LLP has audited the financial statements of the Company or the Bank since 1966. Representatives of KPMG LLP are expected to attend the Meeting to respond to appropriate questions and to make a statement, if they so desire.

In connection with the engagement of KPMG LLP, the Company entered into an engagement agreement with KPMG LLP that sets forth the terms pursuant to which KPMG LLP will perform its audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

While it is not required to do so, the Audit Committee is submitting the appointment of that firm for ratification in order to ascertain the view of the stockholders. If the stockholders do not ratify the appointment, the Audit Committee will review the appointment.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

STOCKHOLDER PROPOSALS

Stockholder Proposals for 2008 Annual Meeting of Stockholders and Nomination of Directors

In order to be eligible for inclusion in the Company’s proxy materials for the 2008 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s main office located at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, no later than November 21, 2007. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Under the Company’s By-laws, certain procedures are provided that a stockholder must follow to introduce an item of business at an annual meeting of stockholders or to nominate persons for election as directors. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before the meeting, or to make nominations for directors, must do so by a written notice received not later than 90 days in advance of such meeting (or if the Company does not publicly announce its annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made) by the Secretary of the Company containing the name and address of the stockholder as they appear on the Company’s books and the class and number of shares owned by the stockholder. If the notice relates to an item of business it also must include a representation that the stockholder intends to appear in person or by proxy at the meeting. Notice of an item of business shall include a brief description of the proposed business and a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of such stockholder in such business. If the notice relates to a nomination for director, it must set forth the name and address of any nominee(s), such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board, and the consent of each nominee to be named in the proxy statement and to serve.

The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company’s By-laws are available from the Secretary of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements were met for the year ended December 31, 2006, except that Susan K. Kolling, Senior Vice President of the Company and the Bank, and a director, was late in filing one Statement of Changes in Beneficial Ownership on Form 4 reporting the sale, in a single transaction, of 1,000 shares of common stock of the Company.

ADDITIONAL INFORMATION

The Company is furnishing its Annual Report, including financial statements, for the year ended December 31, 2006 to each stockholder with this Proxy Statement.

Stockholders who wish to obtain an additional copy of our Annual Report for the year ended December 31, 2006 may do so without charge by writing to Chief Financial Officer, 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057.

By Order of the Board of Directors

Cindy K. Hamlin
Secretary

Dated: March 20, 2007

HMN FINANCIAL, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 24, 2007
10:00 a.m.
Rochester Golf & Country Club
3100 W. Country Club Road
Rochester, Minnesota

HMN Financial, Inc. 1016 Civic Center Drive N.W. Rochester, Minnesota 55901-6057	proxy

This Proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, April 24, 2007.
The shares of stock you hold in your account will be voted as you specify below.
If no choice is specified, the Proxy will be voted “FOR” Items 1 and 2.
By signing the Proxy, you revoke all prior proxies and appoint Michael McNeil and Jon J. Eberle, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 23, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/hmnf/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 23, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to HMN Financial, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Michael J. Fogarty	03 Malcolm W. McDonald
02 Susan K. Kolling
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	The ratification of the appointment of KPMG LLP as the auditors of the Company for the fiscal year ending December 31, 2007.

3.	In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting, or any adjournments or postponements thereof.

☐	Vote FOR	☐	Vote WITHHELD
	all nominees		from all nominees
(except as marked)

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box     ☐     Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.